Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-213651 on Form S-4 of our reports dated February 19, 2016 relating to the consolidated financial statements of LogMeIn, Inc. and subsidiaries, and the effectiveness of LogMeIn, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of LogMeIn, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the proxy statement/prospectus-information statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 13, 2016